FIRST KEYSTONE ANNOUNCES
                       RECORD 2011 EARNINGS

Berwick, Pennsylvania - JANUARY 30, 2012 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported record net income of $9,907,000 or $1.82 per share for the year ending December 31, 2011, as compared to $8,961,000 or $1.65 per share in 2010. For the fourth quarter ending December 31, 2011, net income was $2,191,000 as compared to $1,971,000 for the same period in 2010, an increase of 11.2%.

Earnings for 2011 continue to be impacted by an improving net margin. Net interest income before the provision for loan losses was $27.62 million in 2011 versus $25.41 million in 2010, an 8.7% increase. Interest on loans and investments declined slightly, while interest on deposits and borrowed funds declined by more than $3.3 million, or 26.2%.

The bank made a $1.90 million addition to its loan loss reserve, down from $2.58 million last year, a 26.2% reduction. Management believes that, at its current level, 1.43% of loans, the loan loss reserve is adequate to meet future problems in the loan portfolio.

Non interest income fell 10.6%, or $527,000 after adjusting for the recovery on loss due to defalcation, which was recorded in 2011. A slowdown in residential mortgage refinancing led to a 55.4% decline in gains on sale of loans. Service charges and fees also declined. On the non interest expense side, salaries and wages rose due to staff additions and rising health insurance costs, while FDIC insurance premiums fell overall. In total, non interest expense rose by only 2.42%.

As of December 31, 2011, assets increased to $818,546,000, a 2.8% increase. Deposits fell slightly to $624,349,000, or 0.4%.
Loans, net of unearned income, amounted to $415,995,000, a 1.6% increase, as of December 31, 2011.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Montour (1), and Monroe (4) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.



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Note:  This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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